Exhibit 4

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other nominee as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

REGISTERED	REGISTERED
Consolidated Edison Company of New York, Inc.
FLOATING RATE DEBENTURES, SERIES 2018 C

INTEREST RATE LIBOR (as defined below) plus 0.40%	MATURITY DATE June 25, 2021	CUSIP 209111 FR9	CERTIFICATE NUMBER R-

REGISTERED HOLDER: Cede & Co.

PRINCIPAL SUM:

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., a New York corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to the registered holder named above or registered assigns, on the maturity date stated above the principal sum stated above and to pay interest thereon from June 26, 2018, or from the most recent Interest Payment Date (as defined below) to which interest has been duly paid or provided for, at the interest rate described below, until the date on which payment of such principal sum has been made or duly provided for. The interest so payable on any Interest Payment Date will be paid to the person in whose name this Debenture is registered at the close of business on the fifteenth day, whether or not a business day, preceding an Interest Payment Date, except as otherwise provided in the Indenture. The principal of this Debenture, when due and payable, shall, upon presentation and surrender hereof, be paid at The Bank of New York Mellon, Corporate Trust Operations, 111 Sanders Creek Parkway, East Syracuse, New York 13057, or at the office of any paying agent subsequently appointed pursuant to the Indenture. The interest on this Debenture, when due and payable, shall be paid at The Bank of New York Mellon or at the office of any paying agent subsequently appointed pursuant to the Indenture, or at the option of the Company, by check mailed to the address of the registered holder hereof or registered assigns as such address shall appear in the Security Register. All such payments shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Debenture is one of a duly authorized series of an issue of unsecured debt securities of the Company designated as its Floating Rate Debentures, Series 2018 C (hereinafter called the “Debentures”), issued and to be issued under an Indenture dated as of December 1, 1990, between the Company and The Bank of New York Mellon (formerly known as The Bank of New York (successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association)))))), as Trustee (hereinafter called the “Trustee”, which term includes any successor trustee under the Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, and the Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented is hereinafter called the “Indenture”). The Debentures shall be issued in an initial aggregate principal amount of $640,000,000. The Company may at any time, without the consent of the holders of the Debentures, issue additional Debentures that will be part of the same series of debt securities as, rank equally and ratably with, bear interest at the same interest rates, and have the same maturity and other terms (except for the issue date, the issue price and, if applicable, the first Interest Payment Date) as the Debentures initially issued. Reference is made to the Indenture and any supplemental indenture thereto for the provisions relating, among other things, to the respective rights of the Company, the Trustee and the holders of the Debentures, and the terms on which the Debentures are, and are to be, authenticated and delivered.

Interest is payable on March 25, June 25, September 25 and December 25 (each, an “Interest Payment Date”), commencing September 25, 2018, provided that if any Interest Payment Date, other than the Interest Payment Date on the maturity date of the Debentures, would otherwise have fallen on a day that is not a New York Business Day, that Interest Payment Date will be postponed to the next day that would be a New York Business Day unless such postponement would cause the Interest Payment Date to fall in the next calendar month in which case the Interest Payment Date will instead be brought forward to the immediately preceding New York Business Day. If the Interest Payment Date on the maturity date of the Debentures falls on a day that is not a New York Business Day, the payment of interest and principal of the Debentures that would otherwise be payable on the maturity date will be payable on the next day that would be a New York Business Day with the same force and effect as if made on the maturity date without any interest or other payment with respect to the delay. On each Interest Payment Date, interest is payable for the period commencing on and including the immediately preceding Interest Payment Date and ending on and including the day next preceding the Interest Payment Date (an “Interest Period”), with the exception that the first Interest Period shall commence on and include June 26, 2018 and end on and include September 24, 2018.

The Debentures will bear interest at a rate per annum, reset quarterly, equal to LIBOR (as defined below) plus 0.40%, as determined by The Bank of New York Mellon, which the Company has appointed to act as calculation agent, or a successor calculation agent appointed by the Company (the “Calculation Agent”). The interest rate for any Interest Period determined by the Calculation Agent and the interest payable for any Interest Period calculated by the Calculation Agent, in the absence of manifest error, shall be final and binding on the Company, the holders of the Debentures and the Trustee. In no event, however, shall such rate exceed the maximum interest rate permitted by applicable law. Upon the request of any holder of the Debentures, the Calculation Agent will advise the holder of the interest rate then in effect for the Debentures.

“BBAM” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying the London Interbank Offered Rate for U.S. dollar deposits.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“LIBOR” means, with respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on and including the last day of that Interest Period that appears on Bloomberg L.P.’s page “BBAM” and, if such page is not available, on the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period. If such rate does not appear on BBAM or the Reuters LIBOR01 Page as of 11:00 a.m.(London time) on the Interest Determination Date for that Interest Period, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than$1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more underwriters of the Debentures, selected by the Company, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. The Company will request the principal London office of each such bank to provide a quotation of its rate to the Calculation Agent. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more underwriters of the Debentures, selected by the Company, at approximately 11:00 a.m., New York City time, on the Interest Determination Date for that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the Company to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

“London Business Day” means a day that is a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“New York Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

“Reuters LIBOR01 Page” means the display designated as Reuters LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered Rate in the event IBA or its successor no longer does so).

The interest payable on the Debentures for any Interest Period is calculated by multiplying the principal amount of the Debentures by the interest rate per annum with respect to that Interest Period, and then multiplying that result by a fraction, the numerator of which will be the actual number of days in the Interest Period, and the denominator of which will be 360. All percentages resulting from any calculation in respect of Debentures will be rounded to the nearest one hundred-thousandth of a percentage point with five one-millionths of a percentage point rounded upward (e.g., 0.876545% (or .00876545) would be rounded to 0.87655% (or .0087655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.

The Debentures will not be subject to redemption at the Company’s option.
If an Event of Default (as defined in the Indenture) shall have occurred and be continuing with respect to the Debentures, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with such effect and subject to the conditions provided in the Indenture. Any such declaration may be rescinded by holders of a majority in principal amount of the outstanding Debentures if all Events of Default with respect to the Debentures (other than the non-payment of principal of the Debentures which shall have become due by such declaration) shall have been remedied.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to the Indenture or to any supplemental indenture with respect to the Debentures, or modifying in any manner the rights of the holders of the Debentures; provided, however, that no such supplemental indenture shall (i) extend the maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof, or interest thereon, payable in any coin or currency other than that provided in the Debentures without the consent of the holder of each Debenture so affected, or (ii) reduce the aforesaid principal amount of Debentures, the holders of which are required to consent to any such supplemental indenture without the consent of the holders of all Debentures then outstanding.
The Debentures are issuable as registered Debentures only, in the denomination of $2,000 and any integral multiples of $1,000 approved by the Company, such approval to be evidenced by the execution thereof.
This Debenture is transferable by the registered holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Debenture. Upon any registration of transfer, a new registered Debenture or Debentures, of authorized denomination or denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.
The Company, the Trustee, any paying agent and any Security registrar may deem and treat the registered holder hereof as the absolute owner of this Debenture (whether or not this Debenture shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Security registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security registrar shall be affected by any notice to the contrary.
No recourse shall be had for the payment of the principal of or interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator or against any past, present or future stockholder, officer or member of the Board of Trustees, as such, of the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.
This Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.
All terms used in this Debenture which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.
This Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until the certificate of authentication on the face hereof is manually signed by the Trustee.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by the manual or facsimile signatures of the Senior Vice President and Chief Financial Officer and the Vice President and Treasurer of the Company, and a facsimile of its corporate seal to be affixed or reproduced hereon.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By
Senior Vice President and Chief Financial Officer

By

Vice President and Treasurer

SEAL

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein issued under the Indenture described herein.

THE BANK OF NEW YORK MELLON,
as Trustee

By

Authorized Signatory

Dated: